Exhibit 99.1
MERCANTILE BANCORP, INC. SEEKS SHAREHOLDER APPROVAL OF
PREFERRED SHARE CLASS, ADDITIONAL COMMON SHARES
Quincy, Illinois, February 3, 2009 – Mercantile Bancorp, Inc. (AMEX: MBR), holding company for banks in Illinois, Missouri, Kansas and Florida, announced today it is seeking shareholder approval to authorize the Company’s Board of Directors to create a class of preferred shares, and to add to its common share base to better position the Company for future capital raising. A special shareholder meeting is scheduled for February 26, 2009 to vote on the proposal.
The Company is asking shareholders to approve creation of 100,000 shares of preferred stock, and the addition of 2 million shares to its current authorized base of 12 million shares of common stock. Mercantile currently has 8,703,330 shares issued and outstanding and maintains 3,296,670 available for issuance.
“Our decision to request a preferred share class, which the Company has never had before, was prompted by our consideration of the U.S. Treasury’s Capital Purchase Program, which requires non-voting preferred shares for participation,” said Ted T. Awerkamp, president and CEO. Common shares are being sought to increase the amount of unissued shares to meet future needs. “It is in the Company’s best interest to create maximum flexibility in pursuing capital generating alternatives, and the Treasury’s CPP is one of the options we’re considering. An alternative option is to seek additional capital through a private placement offering. We intend to keep options open and explore what best serves the needs of the Company and its shareholders.
“The financial sector has been in turmoil. Mercantile Bancorp has been affected by seismic shifts in market valuations in certain markets, and the effect of accounting rules on equity investments and we are addressing those matters directly. As stressed assets are worked through, I believe strong core operators in the community banking business will emerge as beneficiaries in the economy that goes forward. Looking ahead, we believe now is the time to lower our outstanding debt and insert additional equity capital.”
“Mercantile Bancorp maintains well-capitalized ratios each of its affiliated banks, as stated in our most recent call reports. Our collective balance sheet and core earning assets are strong. We have strengthened our credit structure to assure sound operations in the current economy. We want to be in the best position possible for our banks to maintain strong capital positions and to participate in helping fuel their communities’ economic growth.”
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, and one bank in each of Missouri, Kansas and Florida, where the company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in nine community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee.

Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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